UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2013

Stevia Agritech Corp.
(Exact name of Registrant as specified in its charter)

Nevada	333-171486	33-1219445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1020 14th Ave., Suite 304, SW, Calgary, Alberta, Canada, T2R 0N9
(Address of principal executive offices)

(403) 850-8227
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement.

Stevia Agritech Corp., a Nevada corporation (the “Company”), entered into a binding letter of intent with Rightscorp, Inc., a Delaware corporation (“Rightscorp”), effective June 18, 2013 (the “LOI”), in connection with a proposed reverse acquisition transaction by and between the Company, Rightscorp and a wholly-owned subsidiary of the Company (“Merger Sub”), whereby Merger Sub will be merged with and into Rightscorp in exchange for the issuance to the stockholders of Rightscorp of approximately 52,500,000 shares of common stock of the Company (the “Merger”). Rightscorp has certain products and intellectual property rights relating to policing copyright infringement on the Internet.

In accordance with the LOI, subject to satisfactory completion of due diligence and approval by the stockholders of Rightscorp, the terms and conditions of the Merger shall be set forth in a formal definitive agreement containing customary representations and warranties, covenants and indemnification provisions, to be negotiated between the parties.  The closing of the Merger is expected to occur within thirty (30) days from the date on which Rightscorp completes the audit of its financial statements as required to be filed by the Company and approval by Rightscorp’s stockholder and debt holders of the Merger (the “Closing”). Immediately after the Closing, Rightscorp will become a wholly-owned subsidiary of the Company.

In addition, in accordance with the LOI, the Company agreed to advance $200,000 in immediately available funds to Rightscorp (the “LOI Advance”) pursuant to the terms of a promissory note (the “Note”).  On June 18, 2013, Rightscorp issued the Note to the Company.  In the event the Closing does not occur, the principal amount of the LOI Advance together with accrued interest at the rate of five percent (5%) per annum shall become due and payable upon the earlier of (i) receipt by Rightscorp of proceeds from a financing in an amount not less than $1,000,000, (ii) an event of default, or (iii) a change in control of Rightscorp. If the Closing occurs, the Note shall be cancelled as an intercompany loan.

As part of the Merger, the Company shall issue to the stockholders of Rightscorp approximately 52,500,000 shares of capital stock of the Company which will represent approximately 70% ownership interest in the Company’s issued and outstanding capital stock at the Closing.  After the Closing, the Company will be managed by Rightscorp’s current management and board of directors or such other members of management and/or the board of directors as Rightscorp shall designate, and the Company shall have no more than 79,100,000 shares of common stock issued and outstanding (on an as-converted basis) after completion of the full $2,050,000 financing provided under the Financing Agreement (defined below), excluding any shares of common stock issuable under outstanding warrants and options.

The foregoing description is qualified in its entirety by reference to the LOI filed as Exhibit 10.1 and the Note filed as Exhibit 10.2, attached hereto and incorporated herein by reference.

Financing Agreement

On June 18, 2013, the Company entered into a financing agreement (the “Financing Agreement”) with Hartford Equity Inc. (“Hartford”), under which Hartford agreed to purchase, directly or through its associates: (i) $200,000 of common stock of the Company at a price of $0.50 per share; and (ii) an additional $1,650,000 of common stock of the Company at a price of $0.50 per share in monthly increments of at least $150,000 over the 14 months following the Closing. Under the terms of the Financing Agreement, for each dollar invested, the investor(s) making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share and a term of eighteen (18) months.

The foregoing description is qualified in its entirety by reference to the Financing Agreement filed as Exhibit 10.3 attached hereto and incorporated herein by reference.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

On June 18, 2013, the Company sold 400,000 shares of its common stock at $0.50 per share for aggregate proceeds of $200,000 in connection with the Financing Agreement (the “Financing Shares”) referenced under Item 1.01 above. The proceeds from the issuance of the Financing Shares wase used to fund the LOI Advance.

The Financing Shares were issued in reliance upon Regulation S of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), to investors who are “accredited investors,” as such term is defined in Rule 501(a) under the Securities Act, or in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), based upon representations made by such investors.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1	Binding Letter of Intent by and between the Company and Rightscorp, Inc., a Delaware corporation, dated June 18, 2013
10.2	Promissory Note by and between the Company and Rightscorp, Inc., a Delaware corporation, dated June 18, 2013
10.3	Financing Agreement by and between the Company and Hartford Equity Inc., a Delaware corporation, dated June 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	Stevia Agritech Corp.

	By:	/s/ Lester Esguerra Martinez
	Name:	Lester Esguerra Martinez
	Title:	Chief Executive Officer. President, Chief Financial Officer, Director